Exhibit 99.1

Ladder Capital Corp Names Pamela McCormack as Chief Operating Officer and Kelly Porcella as General Counsel

NEW YORK--(BUSINESS WIRE)--March 10, 2016--Ladder Capital Corp (“Ladder” or the “Company”) (NYSE:LADR) today announced the appointments of Pamela McCormack as Chief Operating Officer and Kelly Porcella as General Counsel by the Company’s Board of Directors. Both appointments are effective immediately. Ms. McCormack was previously Chief Strategy Officer and General Counsel and Ms. Porcella was previously Associate General Counsel of Ladder.

“Pamela is a co-founder and an integral member of the Ladder management team,” said Michael Mazzei, President. “Her appointment as Chief Operating Officer is reflective of her role as a successful, experienced and trusted leader within the firm and in the commercial real estate finance industry generally. Kelly represents the deep bench we have developed at Ladder and has been very effective as our Associate General Counsel to date, making this appointment a natural extension of her role and responsibilities within the firm.”

Ms. McCormack is a co-founder of the Company and has served as General Counsel since Ladder’s formation in October 2008. Ms. McCormack was subsequently appointed as the Company’s Chief Strategy Officer in 2014. Before forming Ladder, Ms. McCormack served as Head/Co-Head of Transaction Management - Global Commercial Real Estate at both Dillon Read and UBS, managing a team responsible for the structuring, negotiation and closing of all real estate investments globally. Prior to joining UBS, Ms. McCormack worked as Vice President and Counsel at Credit Suisse and as an associate at leading global law firms. Ms. McCormack received a B. A. in English, cum laude, from the State University of New York at Stony Brook and a J.D. from St. John’s University School of Law.

Ms. Porcella joined Ladder in March 2009 and has served as Associate General Counsel since December 2013. Ms. Porcella is primarily responsible for the Company’s corporate governance, legal and regulatory matters. Ms. Porcella is actively involved in all legal aspects of the Company’s business, including strategic initiatives and financing. Before joining Ladder, Ms. Porcella worked at Dillon Read and UBS, serving as a key member of the team responsible for the management of the firm’s balance sheet assets. Ms. Porcella received a B.S. in Marketing, summa cum laude, from The Peter J. Tobin College of Business at St. John’s University and a J.D., magna cum laude, from St. John’s University School of Law.

About Ladder

Ladder is an internally-managed real estate investment trust that is a leader in commercial real estate finance. Ladder originates and invests in a diverse portfolio of commercial real estate and real estate-related assets, focusing on senior secured assets. Ladder’s investment activities include: (i) direct origination of commercial real estate first mortgage loans; (ii) investments in investment grade securities secured by first mortgage loans on commercial real estate; and (iii) investments in net leased and other commercial real estate equity. Founded in 2008, Ladder is run by a highly experienced management team with extensive expertise in all aspects of the commercial real estate industry, including origination, credit, underwriting, structuring, capital markets and asset management. Led by Brian Harris, the Company’s Chief Executive Officer, Ladder is headquartered in New York City and has branches in Los Angeles and Boca Raton.

CONTACT:
Investor
Ladder Capital Corp Investor Relations
(917) 369-3207
investor.relations@laddercapital.com